Exhibit (a)(5)(G)

April 23, 2012

Outcome of the tender offer for shares of ZOLL Medical Corporation of the US

Asahi Kasei Corp. (headquarters: Chiyoda Ward, Tokyo; President: Taketsugu Fujiwara) conducted a tender offer for common shares of ZOLL Medical Corp. (headquarters: Massachusetts, USA; CEO: Richard A. Packer), a major US manufacturer of critical care devices, through a US subsidiary from March 26, 2012, US Eastern time through 24:00 on April 20, 2012, US Eastern time, and as this tender offer has been completed, we report the outcome as follows.

1.	Outline of this tender offer

(1)	Purchaser

A special purpose company (hereinafter: SPC) established under a US subsidiary of Asahi Kasei

(2)	Subject company

ZOLL Medical Corporation

(3)	Type of shares purchased

Common shares

(4)	Purchase price

US$93.00 per Share

(5)	Funds required for purchase

Approximately US$2.21 billion (scheduled)

The amount shown is that required to purchase the total number of outstanding shares of ZOLL Medical and to make payments related to stock options and restricted shares.

(6)	Tender Offer period

From March 26 to April 20, 2012, US Eastern time.

(7)	Minimum tender

The SPC will effect the purchase if at least two-thirds of the outstanding shares of ZOLL Medical (on a fully diluted basis) are tendered.

2.	Outcome of the tender offer, etc.

(1)	State of tendering: as of 12:00 midnight April 20, 2012, US Eastern time

Proportion of total number of outstanding shares planned to be purchased: 100%

Proportion of total number of outstanding shares tendered (number of tendered shares): approximately 93.82% (20,916,921 shares) (including approximately 13.83% (3,088,887 shares) tendered through Notice of Guaranteed Delivery¹).

(2)	Completion of this tender offer:

As the number of shares tendered exceeded the minimum tender as stated in 1.(7), SPC will purchase all tendered shares.

(3)	Funds required to purchase the tendered shares

Approximately US$1.95 billion

¹	Notice of Guaranteed Delivery

This document, when submitted by a shareholder to certain financial institutions, enables tender within three business days following the end of the purchase period, in case the shareholder is, for certain reasons, unable to complete the tender procedures before the end of the purchase period.

3.	Plans after this tender offer

SPC will establish a Subsequent Offering Period² from April 23, 2012, to 24:00 on April 25, 2012 (US Eastern time) to continue to permit holders to tender shares of ZOLL Medical that were not tendered before the end of the initial offering period. During the subsequent offering period, the purchase conditions will be the same as those during the initial purchase period, which expired at 24:00 on April 20, 2012 (US Eastern time), with two exceptions, being that shares cannot be tendered by using Notice of Guaranteed Delivery, and that shares once tendered cannot be withdrawn.

After the expiration of the subsequent offering period, if SPC has acquired 90% or more of the outstanding shares of ZOLL Medical through the tender offer or otherwise, SPC will proceed with a Short Form Merger (a merger which does not require a general meeting of shareholders to be convened) in accordance with the provisions of Massachusetts corporate law, with SPC as the absorbed company and ZOLL Medical as the surviving company (hereinafter: this Merger).

²	Subsequent Offering Period

This is a system to establish an extra period that provides shareholders who did not tender their shares before the end of the initial offering period another opportunity to do so after the end of the initial offering period.

4.	Future outlook

Upon completion of this Merger, ZOLL Medical will be a wholly owned consolidated subsidiary of Asahi Kasei. The financial impact of this will be disclosed as necessary without delay after this Merger.

5.	CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Asahi Kasei and ZOLL have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction, Asahi Kasei’s operation of the ZOLL business following completion of the transaction, and statements regarding the future operation, direction and success of ZOLL’s business. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: 1) uncertainties as to the timing of the transaction; 2) the possibility that various closing conditions for the merger transaction may not be satisfied or waived; 3) the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; 4) other business effects, including the effects of industry, economic or political conditions outside of the control of Asahi Kasei or ZOLL; 5) transaction costs; 6) actual or contingent liabilities; and 7) other risks and uncertainties discussed in ZOLL’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of ZOLL’s most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, as well as the tender offer documents filed by Asahi Kasei and Asclepius Subsidiary Corporation, an indirect wholly owned subsidiary of Asahi Kasei, and the Solicitation/Recommendation Statement filed by ZOLL. Neither Asahi Kasei nor ZOLL undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward looking statements in this announcement are qualified in their entirety by this cautionary statement.

6.	Important Information for Investors and Shareholders

This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of ZOLL. The solicitation and offer to buy shares of ZOLL common stock is only being made pursuant to the Offer to Purchase and forms of letters of transmittal and other documents relating to the tender offer that Asahi Kasei and Asclepius Subsidiary Corporation filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2012, as amended from time to time. In addition, ZOLL has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer by Asahi Kasei and Asclepius Subsidiary Corporation. Asahi Kasei, Asclepius Subsidiary Corporation, and ZOLL have mailed these documents to the shareholders of ZOLL. These documents contain important information about the tender offer and shareholders of ZOLL are urged to read them carefully and in their entirety including any amendments thereto, prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Shareholders of ZOLL can obtain a free copy of these documents and other documents filed by ZOLL, Asahi Kasei or Asclepius Subsidiary Corporation with the SEC at the website maintained by the SEC at www.sec.gov or on Asahi Kasei’s website at www.asahi-kasei.co.jp/asahi/en/ir/. In addition, shareholders can obtain a free copy of these documents from Georgeson, Inc., call Toll Free at (888) 607-9107, Banks and Brokers call (212) 440-9800.

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